CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this registration statement on Form S-8, relating to the 1991 Stock Option Plan of General DataComm Industries, Inc. and Subsidiaries, in the prospectus included therein, of our report dated October 21, 1996 on our audits of the consolidated financial statements and financial statement schedule of General DataComm Industries, Inc. and Subsidiaries as of September 30, 1996 and 1995 and for the years ended September 30, 1996, 1995 and 1994, which report is included in the 1996 Annual Report on Form 10-K. We also consent to the reference to our firm under the captions "Experts" and "Interest of Named Experts and Counsel."





COOPERS & LYBRAND L.L.P.
Stamford, Connecticut
September 5, 1997